Exhibit 99.1
Press Release
Care Investment Trust Inc. Names Frank E. Plenskofski as Chief Financial Officer and Treasurer
NEW YORK, July 11 /PRNewswire-FirstCall/ — Care Investment Trust Inc. (NYSE: CRE) (“Care” or “Company”), today announced the election of Frank E. Plenskofski as chief financial officer and treasurer effective July 8, 2008. Mr. Plenskofski replaces Robert O’Neill, who has left the Company to pursue other professional opportunities.
Mr. Plenskofski brings over 25 years of industry experience to the Company. He has held a number of executive and senior level positions during his career including Senior Vice-President and Chief Financial Officer of Opteum Financial Services, LLC, Executive Vice-President and Chief Financial Officer of HomeBanc Mortgage, Inc., Senior Vice-President and Chief Accounting Officer for GMAC Residential (now part of Residential Capital LLC, which is part of GMC, LLC) and Senior Vice-President and Chief Financial Officer of Rock Financial Corporation (which is now operating as QuickenLoans Inc.). Most recently, he served as a Senior Vice President with Trust Company of the West. Mr. Plenskofski is a graduate of LaSalle University in Philadelphia, Pennsylvania with a B.S. in Business Administration and a concentration in Accounting.
F. Scott Kellman, President and Chief Executive Officer of Care, said, “We are excited to welcome Frank to the Care Investment Trust senior management team. Frank’s capital markets experience coupled with his strong real estate expertise will be of great value as we expand our equity platform.”
“We thank Bob for his help during our initial public offering process and Care’s first year of operation. We wish him well in his future endeavors,” added Kellman.
About Care Investment Trust
Care Investment Trust Inc. is a real estate investment and finance company formed principally to invest in healthcare-related real estate and commercial mortgage debt. Care is externally managed and advised by CIT Healthcare LLC, a wholly-owned subsidiary of CIT Group Inc.
Safe Harbor Statement
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond Care Investment Trust’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “target,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, changes in Care’s investment focus, funding market, competitive and/or regulatory factors, among others, affecting Care Investment Trust’s businesses or the management or results of operations of its acquired properties are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements in addition to those factors specified in Care Investment Trust’s Registration Statement on Form S-11 relating to its initial public offering and its Annual Report on Form 10-K for the period ended December 31, 2007 and Quarterly Report on Form 10-Q for the period ended March 31, 2008 Care Investment Trust is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
For more information on the company, please visit the company’s website at http://www.carereit.com
SOURCE Care Investment Trust Inc.
CONTACT. Frank Plenskofski, Chief Financial Officer of Care Investment Trust, +1 212-771-9318, frank.plenskofski@carereit.com; or Analysts, Investors, Leslie Loyet of Financial Relations Board, +1-312-640-6672, lloyet@frbir.com, for Care Investment Trust